Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274666

PROSPECTUS SUPPLEMENT NO. 17

(To Prospectus dated April 12, 2024)

Mobile Infrastructure Corporation

Up to 37,156,865 Shares of Common Stock

Warrants to Purchase 2,553,192 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated April 12, 2024 (the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of

(A)	up to 37,156,865 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i)	3,937,246 shares of Common Stock issued as merger consideration to Color Up (as defined in the Prospectus) in connection with the consummation of the Merger (as defined in the Prospectus) based upon an implied equity consideration value of $10.00 per share; in 2021, Color Up purchased 2,624,831 shares of Legacy MIC Common Stock (as defined in the Prospectus) at a price per share of $11.75, which shares were exchanged in the Merger for the 3,937,246 shares of Common Stock for an effective price per share of approximately $7.83;

(ii)	up to 2,553,192 shares of Common Stock issuable upon the exercise of a warrant to purchase Common Stock (the “Warrants”) at an exercise price of $7.83 per share, which was initially the Legacy MIC Warrant (as defined in the Prospectus);

(iii)	907,000 shares of Common Stock issued upon the conversion of Class A ordinary shares, par value $0.0001 per share, of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Domestication (as defined in the Prospectus) that were originally purchased by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement, which occurred simultaneously with the initial public offering of FWAC, at $10.00 per share for an aggregate purchase price of $9,070,000;

(iv)	2,020,000 shares of Common Stock issued upon the conversion of Class B ordinary shares, par value $0.0001 per share, of FWAC, in connection with the Domestication, originally purchased by the Sponsor for approximately $0.003 per share, comprised of (a) 1,900,000 shares of Common Stock held by the Sponsor and (b) 120,000 shares of Common Stock transferred by the Sponsor to four former directors of FWAC;

(v)	13,787,462 shares of Common Stock issued upon the conversion of 46,000 shares of our Series 2 Convertible Preferred Stock, par value $0.0001 per share, purchased by the Preferred PIPE Investors for $1,000 per share for an aggregate purchase price of $46,000,000, inclusive of 1,253,404 shares of Common Stock issued to the Preferred PIPE Investors upon the conversion of Dividends, resulting in an effective purchase price of approximately $3.34 per share; and

(vi)	up to 13,951,965 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units (as defined in the Prospectus); and

(B)	the Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on the NYSE American LLC under the symbol “BEEP.” On December 20, 2024, the closing price of our Common Stock was $4.63. The Warrants will not be listed for trading.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2024

MOBILE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-40415	98-1583957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 W. 4th Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 834-5110

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BEEP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Payment of Preferred Stock Dividends

On December 20, 2024, the board of directors (the “Board”) of Mobile Infrastructure Corporation (the “Company”) authorized and the Company declared the payment of monthly dividends on (i) the shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of the Company, which will be paid at a rate of $4.791 per share on or about January 13, 2025 and (ii) the shares of Series 1 Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”), of the Company, which will be paid at a rate of $4.583 per share on or about January 13, 2025 (collectively, the “December Dividend”). The December Dividend will be payable to the respective holders of record of the Series A Preferred Stock and the Series 1 Preferred Stock as of the close of business on December 29, 2024 and December 24, 2024, respectively.

The declaration and payment of future dividends is subject to the Board’s discretion and will be determined by the Board based on the Company’s financial condition, applicable law and such other considerations as the Board deems relevant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE INFRASTRUCTURE CORPORATION

Date: December 23, 2024	By:	/s/ Stephanie Hogue
	Name:	Stephanie Hogue
	Title:	President, Treasurer, and Corporate Secretary